                                                                      EXHIBIT 99


                             A. H. Belo Corporation
          Unaudited Pro Forma Combined Condensed Statement of Earnings
                          Year Ended December 31, 1997
                    (in thousands, except per share amounts)


                                                                     Historical
                                           --------------------------------------------------------------
                                                            Providence
                                           A. H. Belo         Journal            Less:           Add:
                                           Corporation        Company            TVFN            KENS
                                           -----------      -----------      -----------      -----------
Net Operating Revenues
     Broadcasting                          $   536,737      $    28,421      $      --        $    21,186
     Newspaper Publishing                      693,777           19,590             --               --
     Other                                      17,867            4,351           (9,480)            --
                                           -----------      -----------      -----------      -----------
          Total Net Operating Revenues       1,248,381           52,362           (9,480)          21,186

Operating Costs and Expenses                   872,586           56,324          (18,527)          11,485
Depreciation                                    73,089            6,289             (753)             805
Amortization                                    61,904            3,080           (1,233)            --
                                           -----------      -----------      -----------      -----------
Earnings (Loss) From Operations                240,802          (13,331)          11,033            8,896

Interest Expense                               (90,778)          (2,700)              46             --
Other, Net                                       4,098           13,946             (771)            --
                                           -----------      -----------      -----------      -----------
Earnings (Loss) Before Income Taxes            154,122           (2,085)          10,308            8,896
Income Taxes                                    71,150             (509)           3,992            3,374
                                           -----------      -----------      -----------      -----------
Net Earnings (Loss)                        $    82,972      $    (1,576)     $     6,316      $     5,522
                                           ===========      ===========      ===========      ===========
Net Earnings Per Share (j):                $      1.42
                                           ===========
Weighted Average Shares Outstanding             58,561
                                           ===========

                                                                            PRO FORMA
                                           -----------------------------------------------------------------
                                           Elimination          PJC             TVFN/KENS
                                              AHN (a)       Adjustments         Adjustments        Combined
                                           -----------      -----------         -----------      -----------
Net Operating Revenues
     Broadcasting                          $      --        $      --           $      --        $   586,344
     Newspaper Publishing                         --               --                  --            713,367
     Other                                        (297)            --                  --             12,441

                                           -----------      -----------         -----------      -----------
          Total Net Operating Revenues            (297)            --                  --          1,312,152

Operating Costs and Expenses                    (8,069)            --                  --            913,799
Depreciation                                      (305)             946 (b)           1,862(b)        81,933
Amortization                                      --              4,725 (c)           3,827(f)        72,303
                                           -----------      -----------         -----------      -----------
Earnings (Loss) From Operations                  8,077           (5,671)             (5,689)         244,117

Interest Expense                                  --             (6,054)(d)          (3,919)(g)     (103,405)
Other, Net                                      (2,454)            --                (1,273)(h)       13,546
                                           -----------      -----------         -----------      -----------
Earnings (Loss) Before Income Taxes              5,623          (11,725)            (10,881)         154,258
Income Taxes                                      --             (2,800)(e)          (4,203)(i)       71,004
                                           -----------      -----------         -----------      -----------
Net Earnings (Loss)                        $     5,623      $    (8,925)        $    (6,678)     $    83,254
                                           ===========      ===========         ===========      ===========
Net Earnings Per Share (j):                                                                      $      1.33
                                                                                                 ===========
Weighted Average Shares Outstanding                                                                   62,666
                                                                                                 ===========


See Notes to Pro Forma Combined Condensed Statements of Earnings

                             A. H. Belo Corporation
          Unaudited Pro Forma Combined Condensed Statement of Earnings
                          Year Ended December 31, 1996
                    (in thousands, except per share amounts)


                                                                    Historical
                                          --------------------------------------------------------
                                                          Providence
                                          A. H. Belo       Journal          Less:           Add:
                                          Corporation      Company          TVFN            KENS
                                          -----------     ----------     ---------      ----------
Net Operating Revenues
     Broadcasting                          $ 333,396      $ 213,770      $    --        $  26,110
     Newspaper Publishing                    487,242        130,486           --             --
     Other                                     3,670         15,343        (13,404)          --
                                           ---------      ---------      ---------      ---------
          Total Net Operating Revenues       824,308        359,599        (13,404)        26,110


Operating Costs and Expenses                 593,476        329,370        (30,495)        14,222
Depreciation                                  45,408         25,295         (1,424)         1,044
Amortization                                  19,775         18,222           (734)          --
                                           ---------      ---------      ---------      ---------
Earnings (Loss) From Operations              165,649        (13,288)        19,249         10,844

Interest Expense                             (27,643)       (18,892)            87           --
Other, Net                                     6,034         24,670          1,925           --
                                           ---------      ---------      ---------      ---------
Earnings (Loss) Before Income Taxes          144,040         (7,510)        21,261         10,844
Income Taxes                                  56,535          3,542          9,355          4,113
                                           ---------      ---------      ---------      ---------
Net Earnings (Loss)                        $  87,505      $ (11,052)     $  11,906      $   6,731
                                           =========      =========      =========      =========
Net Earnings Per Share (j):                $    2.11
                                           =========
Weighted Average Shares Outstanding           41,502
                                           =========


                                                                            Pro Forma
                                           -----------------------------------------------------------------------
                                           Elimination of       PJC                 TVFN/KENS
                                               AHN (a)      Adjustments            Adjustments           Combined
                                           --------------   -----------            -----------         -----------
Net Operating Revenues
     Broadcasting                          $      --        $      --              $      --           $   573,276
     Newspaper Publishing                         --               --                     --               617,728
     Other                                        (475)           3,677(k)                --                 8,811
                                           -----------      -----------            -----------         -----------
          Total Net Operating Revenues            (475)           3,677                   --             1,199,815

Operating Costs and Expenses                   (33,169)           8,436(k)                --               881,840
Depreciation                                    (1,367)           6,129(b)(k)            2,235(b)           77,320
Amortization                                      --             28,608(c)(k)            4,593(f)           70,464
                                           -----------      -----------            -----------         -----------
Earnings (Loss) From Operations                 34,061          (39,496)                (6,828)            170,191

Interest Expense                                  --            (32,226)(d)(k)          (4,500)(g)         (83,174)
Other, Net                                     (13,488)           1,131(k)              (2,311)(h)          17,961
                                           -----------      -----------            -----------         -----------
Earnings (Loss) Before Income Taxes             20,573          (70,591)               (13,639)            104,978
Income Taxes                                    (5,699)          (5,884)(e)             (5,312)(i)          56,650
                                           -----------      -----------            -----------         -----------
Net Earnings (Loss)                        $    26,272      $   (64,707)           $    (8,327)        $    48,328
                                           ===========      ===========            ===========         ===========
Net Earnings Per Share (j):                                                                            $      0.72
                                                                                                       ===========
Weighted Average Shares Outstanding                                                                         66,897
                                                                                                       ===========




See Notes to Pro Forma Combined Condensed Statements of Earnings

                             A. H. Belo Corporation
                      Notes to Unaudited Pro Forma Combined
                        Condensed Statements of Earnings

NOTE 1:  GENERAL

The pro forma combined condensed statements of earnings reflect the acquisition of The Providence Journal Company and other significant transactions occurring during the period, as follows:

(i) Issuance of 25,395,000 shares of A. H. Belo Corporation (the "Company" or "Belo") Series A Common Stock at a price of $34.275 per share and the payment of $587,096,000 in cash to acquire all of the issued and outstanding shares of The Providence Journal Company ("PJC") effective February 28, 1997;

(ii) Exclusion of the operations of America's Health Network ("AHN"). The Company's interest in AHN was terminated effective July 31, 1997;

(iii) In 1996, acquisition by PJC for controlling interest in Television Food Network ("TVFN") prior to execution of the PJC acquisition agreement;

(iv) Purchase of KENS-TV in exchange for Belo's interest in TVFN and $75 million in cash, effective October 15, 1997.


NOTE 2: UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS

Pro forma adjustments giving effect to the PJC acquisition and the TVFN/KENS exchange in the unaudited pro forma combined condensed statements of earnings reflect the following:

(a)     Elimination of the results of operations of AHN.  See Note 1 (ii).

(b) Depreciation of the step-up in basis to the fair market value for fixed assets acquired.

(c) Amortization of the excess of the purchase price over net tangible assets acquired, on a straight-line basis over 40 years, except for certain amounts attributable to newspaper subscriber lists, which are being amortized over 18 years. This adjustment is net of the elimination of the PJC historical amortization of excess acquisition costs over the values assigned to net tangible assets acquired in prior acquisitions.

(d) Increase in interest expense resulting from net borrowings incurred to finance a portion of the purchase price. The interest rate on borrowings is assumed to be 6.1% and 5.8% for 1997 and 1996, respectively, which is based on Belo's weighted average borrowing rates during the periods.

(e)     Income tax effect of PJC pro forma adjustments.

(f) Amortization of the excess of the KENS purchase price over net tangible assets acquired, on a straight-line basis over 40 years.

(g) Increase in interest expense resulting from net borrowings incurred to finance the cash portion of the KENS purchase price. The interest rate on borrowings is assumed to be 6.6% and 6.0% for 1997 and 1996, respectively, which is based on Belo's weighted average borrowing rates during the periods.

(h)     Reversal of TVFN minority interest included in the consolidated results.

(i)     Income tax effect of TVFN/KENS pro forma adjustments.

(j) Earnings per share based upon the weighted average number of shares of Belo common and common equivalent shares outstanding, including 25,395,000 shares of Series A Common Stock issued in connection with the acquisition, as if they had been issued at the beginning of the year.

(k) To reflect the pro forma effect of PJC increasing its investment and obtaining a controlling interest in TVFN as if the transaction had been effected as of the beginning of 1996.